Exhibit 99.1

Contacts:

For More Information:

CCG Investor Relations Crocker Coulson, President 15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 crocker.coulson@ccgir.com	Applied Imaging Corp. Terry Griffin, Chief Financial Officer 120 Baytech Drive, San Jose, CA 95134 (408) 719-6400 tgriffin@aicorp.com

FOR IMMEDIATE RELEASE:

Applied Imaging Announces Fourth-Quarter and Full-Year 2005 Results

•	Net income of $282,000, operating income of $66,000 and earnings per share of 6 cents for Q405

•	Net loss for FY05 decreased to $1.0 million from $3.3 million in FY04

San Jose, CA, March 20, 2006 – Applied Imaging Corp. (OTC Bulletin: AICX.OB) today announced financial and operating results for the fourth quarter and full year ending December 31, 2005.

Fourth Quarter Financial Results

Total revenues for the three months ended December 31, 2005 were $5.4 million, as compared to $5.7 million for the fourth quarter of 2004. Revenues for the fourth quarter of 2004 benefited from approximately $800,000 of revenue recognized in the period as result of the Ariol® 2.0 software release, which was deferred from sales contracts entered into in fiscal years 2002 and 2003. Without the benefit of the deferred revenue, revenues for fourth quarter 2004 would have been $4.9 million.

The Company generated net income of $282,000, or $0.06 per share, for the quarter, versus a net loss of $1.4 million, or $(0.29) per share, for the comparable quarter in 2004. Operating income for the quarter was $66,000, as compared to an operating loss of $1.4 million in the fourth quarter of 2004. This significant improvement in operating results was largely the result of a reorganization and streamlining of commercial operations undertaken by the Company in early 2005, coupled with a significant reduction in audit and legal fees following the successful conclusion of both the patent infringement litigation and the restatement of prior period financial statements.

“We are pleased with our revenue performance and to have achieved profitability in the fourth quarter”, explained Applied Imaging Corp. President & CEO Robin Stracey. “We maintained our focus on managing our expenses effectively and on driving profitability in the core imaging business. This enabled us to invest approximately $500,000 in Q4 2005 in the longer-term circulating tumor cell (CTC) growth initiative under development”, he added.

Gross profit decreased to $3.2 million in the fourth quarter of 2005, from $3.5 million in the fourth quarter of 2004. Gross margin for the fourth quarter of 2005 was 60.6%, as compared to 60.1% in the same prior year period.

Operating expenses were $3.2 million for the quarter, down from $4.9 million in the fourth quarter of 2004, attributable to the same factors that led to the Company’s net income performance.

Other income of $216,000 was primarily attributable to favorable foreign exchange rates.

Full-Year 2005 Financial Results

Revenues include sales of systems, software maintenance, service contract and grant revenues. Total revenues were $20.1 million for the fiscal year 2005, as compared to $20.6 million for the fiscal year 2004. 2004 revenues benefited from approximately $1.6 million of revenue recognized in the period as result of the Ariol® 2.0 release, which was deferred from sales contracts entered into in fiscal years 2002 and 2003. Without the benefit of the deferred revenue, 2004 revenues would have been $19.0 million. Net loss decreased from $3.3 million in fiscal year 2004 to $1.0 million for fiscal year 2005, and operating loss narrowed substantially from $3.2 million in 2004 to $788,000 in 2005.

Gross profit of $12.2 million was flat in 2005 as compared to 2004. On a percentage basis, 2005 gross profit was 60.6% as compared to 59.3% in 2004.

Research and development expenses decreased to $3.5 million in 2005 from $3.7 million in 2004. R&D expenses were 17% of revenues in 2005, as compared to 18% in 2004. The Company’s R&D expenses during 2005 were primarily related to ongoing investments in the CytoVision® and Ariol® product families, as well as initial investments in the CTC project. The Company anticipates a modest increase in investment in the CTC development program in 2006, as compared to 2005. R&D investment in the core imaging business is expected to be down slightly in 2006, as compared to 2005.

Sales and marketing expenses decreased to $5.4 million in 2005 from $6.6 million in 2004. Sales and marketing expenses were 27% of revenues in 2005, as compared to 32% in 2004. Year-over-year sales and marketing expenses declined primarily as a result of reduced headcount related to a reorganization of the Company’s commercial organization in early 2005. The Company expects its sales and marketing expenses to increase slightly in 2006 as it invests in lead generation programs and sales staff in support of its Ariol® direct selling efforts.

General and administrative expenses decreased by $1.0 million in 2005 to $4.1 million, from $5.1 million in 2004. As a percentage of revenues, general and administrative costs were 21% in 2005, as compared to 25% in 2004. Versus 2004, the Company had lower personnel expenses in 2005 and incurred significantly lower costs associated with the restatement of its prior financial statements and settlement of its Intellectual Property dispute with Clarient, Inc. The Company anticipates that general and administrative expenses in 2006 will be impacted by accounting changes related to the expensing of stock options and by the accrual of retention bonuses for certain key employees.

Tax expense of $163,000 was the result of a settlement of the Company’s tax dispute with the UK Inland Revenue.

“2005 has been a transition year for the Company. We resolved our legacy issues, streamlined our cost structure, improved a number of key business processes in supply chain management, and geared up our effort to develop our Circulating Tumor Cell system”, concluded Mr. Stracey.

Financial Condition

As of December 31, 2005, the Company had cash and cash equivalents of $3.1 million compared to $3.9 million at December 31, 2004. Cash used in operating activities in 2005 was $1.1 million, as compared to $602,000 as of December 31, 2004. On March 15, 2006, Applied Imaging announced the closing of a private placement, in which the Company sold 773,812 shares of common stock at a price of $1.68 per share, raising approximately $1.3 million in gross proceeds from certain investors. In connection with their participation in the closing, these investors received warrants to purchase an aggregate of 193,453 shares of Applied Imaging’s common stock at an exercise price of $2.52 per share. This offering will support the Company’s operations during the 2006 fiscal year.

Outlook

For fiscal year 2006, the Company expects that its revenues will be approximately $21.0 million. The Company anticipates sustaining profitability in its core imaging business and continuing its investment in its CTC, Inc. subsidiary.

Conference Call

Applied Imaging Corp. will host a conference call today, Monday, March 20, 2006 at 8:00 a.m. PT (11:00 a.m. ET), to discuss results for the fourth quarter and full-year 2005. Joining Robin Stracey, President and CEO of Applied Imaging Corp. will be Terry Griffin, Chief Financial Officer. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (877) 586-7724. International callers should dial (706) 679-0614. There is no pass code required for this call.

If you are unable to participate in the call at this time, a replay will be available on Monday, March 20 at 12:00 p.m. PT, through Monday, March 27 at midnight PT. To access the replay dial (800) 642-1687 and enter the conference ID number 6618358.

About Applied Imaging

Applied Imaging Corp., based in San Jose, California, is the leading supplier of automated imaging and image analysis systems for the detection and characterization of chromosomes and molecular markers in genetics and cancer applications. The Company markets a wide range of imaging and image analysis systems for fluorescence and brightfield microscopy, including the Company’s Ariol®, SPOT™ and CytoVision® product families. Applied Imaging has installed over 4,000 systems in over 1,000 laboratories in more than 60 countries. The Company is also developing a system for the detection, quantification and characterization of circulating tumor cells from the blood of cancer patients. More information about Applied Imaging can be found at www.aicorp.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward looking statements as defined in the Private Securities Litigation Reform Act of 1995, regarding, among other matters, the Company’s expectations regarding the extent and nature of expenses to be incurred in research and development, sales and marketing, general and administrative and for its CTC, Inc. subsidiary; the Company’s ability to achieve revenue growth in 2006 and to sustain profitability in its core imaging business; and its financial guidance for 2006. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of factors, including those factors as set forth in Applied Imaging’s most recent Form 10-Q and Form 10-K filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made as of March 20, 2006, and Applied Imaging is under no obligation to revise or update the forward-looking statements.

- Financial Tables Follow -

Applied Imaging Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

Unaudited, in thousands, except per share data

	Three months ended December 31,		Full years ended December 31,
	2005	2004	2005	2004
Revenues	5,358	5,745	20,093	20,640
Cost of revenues	2,112	2,291	7,898	8,394

Gross profit	3,246	3,454	12,195	12,246

Operating expenses:
Research and development	914	1,085	3,469	3,707
Sales & marketing	1,244	1,688	5,359	6,644
General and administrative	1,022	2,079	4,155	5,119

Total operating expenses	3,180	4,852	12,983	15,470

Operating income (loss)	66	(1,398)	(788)	(3,224)
Other income (expense), net	216	6	(76)	(79)

Net income (Loss) before taxes	282	(1,392)	(864)	(3,303)

Provision for taxes	—	—	163	—

Net Income (loss)	282	(1,392)	(1,027)	(3,303)

Net income (loss) per share - basic	$0.06	$(0.29)	$(0.21)	$(0.73)

Weighted average shares outstanding - basic	4,801	4,771	4,784	4,548

Unless the context otherwise indicates, all share and per share common stock information in this Press Release reflects a 1-for-4 reverse stock split of the common stock effected May 20, 2005.

Selected Consolidated Balance Sheet Data

(Unaudited, in thousands)

	December 31, 2005	December 31, 2004
Cash and cash equivalents	$3,136	$3,927
Restricted cash	$172	$193
Working capital	$(494)	$603
Total assets	$12,528	$14,032
Total stockholder’s equity	$2,353	$3,436